Mid-Southern Bancorp, Inc.

February 21, 2023

Contact:

Alexander G. Babey, President and Chief Executive Officer

Robert W. DeRossett, Chief Financial Officer

Mid-Southern Bancorp, Inc.

812-883-2639

MID-SOUTHERN BANCORP, INC.

REPORTS RESULTS OF OPERATIONS FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2022

Salem, Indiana—February 21, 2023. Mid-Southern Bancorp, Inc. (the “Company”) (NASDAQ: MSVB), the holding company for Mid-Southern Savings Bank, FSB (the “Bank”), reported net income for the fourth quarter ended December 31, 2022 of $376,000 or $0.14 per diluted share compared to $377,000 or $0.13 per diluted share for the same period in 2021. For the year ended December 31, 2022, the Company reported net income of $1.9 million or $0.69 per diluted share compared to $1.6 million or $0.55 per diluted share for the same period in 2021.

Alex Babey, President and Chief Executive Officer of the Company, stated, “We are very pleased to report our earnings for 2022, with earnings per diluted share growing 25.5% over 2021 results. Our expansion into the Louisville Market through our Loan Production Office continues to produce positive results as evidenced by loans growing 17.8% over 2021 levels. We believe that we continue to meet the objectives in our strategic plan and look forward to continuing our efforts to build shareholder value through our continued commitment to our customers, communities and employees.”

Income Statement Review

Net interest income after provision for loan losses increased $77,000, or 4.0%, for the quarter ended December 31, 2022 to $2.0 million as compared to the quarter ended December 31, 2021. Total interest income increased $548,000, or 28.3%, when comparing the two periods, due to increases in the average balances and yields of interest-earning assets. The average balance of interest-earning assets increased to $269.1 million for the quarter ended December 31, 2022 from $245.7 million for the quarter ended December 31, 2021, due primarily to increases in loans receivable and investment securities, partially offset by lower interest-bearing deposits with banks. The average yield on interest-earning assets and tax-equivalent yield on interest-earning assets(1) increased to 3.70% and 3.87%, respectively, for the quarter ended December 31, 2022 from 3.16% and 3.32%, respectively, for the quarter ended December 31, 2021, due primarily to higher yields from loans and investment securities. Total interest expense increased $351,000, or 234.0%, when comparing the two periods due to an increase in the average balance of interest-bearing liabilities and in the average cost of interest-bearing liabilities. The average balance of interest-bearing liabilities increased to $205.5 million for the quarter ended December 31, 2022 from $180.9 million for the same period in 2021, due primarily to increases in deposit accounts and FHLB borrowings. The average cost of interest-bearing liabilities increased to 0.98% for the quarter ended December 31, 2022 from 0.33% for the same period in 2021. As a result of the changes in interest-earning assets and interest-bearing liabilities, the net interest rate spread and net interest rate spread on a tax-equivalent basis(1) decreased to 2.72% and 2.89%, respectively for the quarter ended December 31, 2022 from 2.83% and 2.99%, respectively, for the quarter ended December 31, 2021. The net interest margin and net interest margin on a tax-equivalent basis(1) increased to 2.95% and 3.12%, respectively, for the quarter ended December 31, 2022 from 2.91% and 3.08%, respectively, for the quarter ended December 31, 2021.

Net interest income after provision for loan losses increased $513,000, or 7.3%, for the year ended December 31, 2022 to $7.6 million as compared to $7.1 million for the year ended December 31, 2021. Total interest income increased $1.2 million, or 16.3%, when comparing the two periods, due to increases in the average balances and yields of interest-earning assets. The average balance of interest-earning assets increased to $262.6 million for the year ended December 31, 2022 from $237.7 million for the year ended December 31, 2021, due primarily to increases in loans receivable and investment securities, partially offset by lower interest-bearing deposits with banks. The average yield on interest-earning assets and the average tax-equivalent yield on interest-earning assets(1) increased to 3.36% and 3.53%, respectively, for

(1) Refer to “Non-GAAP Financial Measures” below and to “Reconciliation of Non-GAAP Financial Measures” at the end of this Earnings Release for more information and for a reconciliation of this non-GAAP financial measure to the nearest GAAP financial measure.

Mid-Southern Bancorp, Inc.

February 21, 2023

the year ended December 31, 2022 from 3.19% and 3.36%, respectively, for the year ended December 31, 2021, due primarily to a shift in the investment asset mix. Total interest expense increased $467,000, or 71.7%, when comparing the two periods due to increases in both the average cost and balance of interest-bearing liabilities. The average cost of interest-bearing liabilities increased to 0.56% for the year ended December 31, 2022 from 0.38% for the same period in 2021. The average balance of interest-bearing liabilities increased to $197.9 million for the year ended December 31, 2022 from $172.7 million for the same period in 2021, due primarily to an increase in total deposit accounts and higher FHLB borrowings. As a result of the changes in interest-earning assets and interest-bearing liabilities, the net interest rate spread and net interest rate spread on a tax-equivalent basis(1) were 2.80% and 2.97%, respectively, for the year ended December 31, 2022 from 2.81% and 2.98%, respectively, for the year ended December 31, 2021. The net interest margin and net interest margin on a tax-equivalent basis(1) increased to 2.93% and 3.10%, respectively, for the year ended December 31, 2022 from 2.92% and 3.09%, respectively, for the year ended December 31, 2021.

Noninterest income decreased $16,000, or 5.0%, for the quarter ended December 31, 2022 as compared to the same period in 2021, due primarily to a reduction in brokered loan fees of $37,000, partially offset by increases of $18,000 in deposit account service charges.

Noninterest income increased $28,000, or 2.3%, for the year ended December 31, 2022 as compared to the same period in 2021, due primarily to increases of $82,000 and $21,000 in deposit account service charges and ATM and debit card fee income, respectively, and a $36,000 gain on life insurance, partially offset by a reduction in brokered loans fees of $110,000.

Noninterest expense increased $71,000, or 3.9%, for the quarter ended December 31, 2022 as compared to the same period in 2021. The increase was due primarily to increases in data processing expenses of $91,000, occupancy and equipment expenses of $20,000, other expenses of $29,000, a $74,000 loss on the disposal of premises and equipment and a $37,000 loss on the disposal of real estate held for sale, partially offset by lower compensation and benefits of $146,000 and marketing and business development expenses of $21,000.

Noninterest expense increased $244,000, or 3.7%, for the year ended December 31, 2022 as compared to the same period in 2021. The increase was due primarily to increases in data processing expenses of $122,000, occupancy and equipment expenses of $52,000, marketing and business development expenses of $37,000, $19,000 in professional fees, $16,000 in other expenses, a $91,000 loss on the disposal of premises and equipment and a $37,000 loss on the disposal of real estate held for sale, partially offset by lower compensation and benefits of $137,000 and stockholders’ meeting expenses of $12,000.

The Company recorded an income tax expense of $2,000 for the quarter ended December 31, 2022, compared to an income tax expense of $11,000 for the same period in 2021. Income tax expense for the year ended December 31, 2022 was $91,000 compared to an expense of $67,000 for the same period in 2021 resulting from an increase in our effective tax rate to 4.6% for 2022 compared to 4.0% for 2021. The increase in the effective tax rate is primarily due to an increase in pre-tax income generated from core banking activities.

Balance Sheet Review

Total assets as of December 31, 2022 were $269.2 million compared to $254.3 million at December 31, 2021. The increase in total assets was primarily due to increases in net loans of $21.8 million, other assets of $4.5 million and Federal Home Loan Bank stock of $1.0 million, partially offset by decreases in cash and cash equivalents of $10.7 million and investment securities of $1.9 million. The increase in net loans was due primarily to increases of $11.9 million in commercial real estate loans, $5.9 million in commercial business loans and $5.1 million in commercial real estate construction loans. The increase in other assets was due primarily to a $4.2 million increase in net deferred tax assets, largely attributable to the tax effect on the unrealized loss on available for sale securities. Investment securities decreased due primarily to a $17.2 million unrealized loss on available for sale securities and $10.3 million in scheduled principal payments, calls and maturities of mortgage-backed and tax-exempt securities, partially offset by $26.0 million in purchases of available for sale investment securities. Total liabilities, comprised mostly of deposits, increased $28.2 million to $235.9 million as of December 31, 2022. The increase was due primarily to a $19.0 million increase in FHLB borrowings and a $9.6 million increase in interest-bearing deposits, partially offset by a $370,000 decrease in noninterest-bearing deposits.

Mid-Southern Bancorp, Inc.

February 21, 2023

Credit Quality

Non-performing loans decreased to $732,000 at December 31, 2022 compared to $753,000 at December 31, 2021, or 0.5% and 0.6% of total loans at December 31, 2022 and December 31, 2021, respectively. At December 31, 2022, $382,000 or 52.1% of non-performing loans were current on their loan payments. At December 31, 2022, non-performing troubled debt restructured loans totaled $85,000. There was no foreclosed real estate owned at either December 31, 2022 or December 31, 2021.

Based on management’s analysis of the allowance for loan losses, the Company did not record a provision for loan losses for the quarter ended December 31, 2022 compared to a recapture for loan losses of $120,000 for the same period in 2021. The Company recognized net recoveries of $39,000 for the quarter ended December 31, 2022 compared to net charge-offs of $8,000 for the same period in 2021.

The Company recorded a provision for loan losses of $135,000 for the year ended December 31, 2022 compared to a recapture of the provision for loan losses of $120,000 for the same period in 2021. The Company recognized net recoveries of $34,000 for the year ended December 31, 2022 compared to net recoveries of $54,000 for the same period in 2021. The allowance for loan losses totaled $1.7 million at December 31, 2022 and $1.5 million at December 31, 2021, representing 1.2% of total loans at both December 31, 2022 and December 31, 2021. The allowance for loan losses represented 231.1% of non-performing loans at December 31, 2022, compared to 202.3% at December 31, 2021.

Capital

The Bank elected to use the Community Bank Leverage Ratio (“CBLR”) effective January 1, 2020. Effective January 1, 2022, a bank or savings institution electing to use the CBLR will generally be considered well-capitalized and to have met the risk-based and leverage capital requirements of the capital regulations if it has a leverage ratio greater than 9.0%, an increase from the 8.5% or higher ratio requirement for fiscal year 2021. To be eligible to elect to use the CBLR, the bank or savings institution also must have total consolidated assets of less than $10 billion, off-balance sheet exposures of 25.0% or less of its total consolidated assets, and trading assets and trading liabilities of 5.0% or less of its total consolidated assets, all as of the end of the most recent quarter.

At December 31, 2022, the Bank was considered well-capitalized under applicable federal regulatory capital guidelines with a CBLR of 15.4%.

The Company’s stockholders’ equity decreased to $33.3 million at December 31, 2022, from $46.5 million at December 31, 2021. The decrease was due primarily to a decrease in the accumulated other comprehensive income of $12.9 million related to unrealized losses on available-for-sale securities and the repurchase of 154,486 shares of our common stock at a total cost of $2.2 million, partially offset by net income of $1.9 million, net of dividends of $492,000. At December 31, 2022, a total of 173,097 shares remain authorized for future purchases under the current stock repurchase plan.

Non-GAAP Financial Measures

The Company’s accounting and reporting policies conform to generally accepted accounting principles (“GAAP”) in the United States and prevailing practices in the banking industry. However, certain non-GAAP measures are used by management to supplement the evaluation of the Company’s performance. Whenever a non-GAAP financial measure is presented, the differences between the non-GAAP financial measure and the most directly comparable financial measure in accordance with GAAP are presented and reconciled. The following non-GAAP financial measures presented are defined below.

Net interest income (tax-equivalent basis), yield on interest-earning assets (tax-equivalent basis), net interest spread (tax-equivalent basis) and net interest margin (tax-equivalent basis). These measures include the effects of taxable-equivalent adjustments using a federal income tax rate effective during the relevant year to increase tax-exempt interest income to a tax-equivalent basis. Interest income earned on certain assets is completely or partially exempt from federal income tax. As such, these tax-exempt instruments typically yield lower returns than taxable investments. Net interest income (tax-equivalent basis) is a non-GAAP measure that adjusts for the tax-favored status of net interest income from certain loans

Mid-Southern Bancorp, Inc.

February 21, 2023

and investments and is not permitted under GAAP in the consolidated statements of income. We believe this measure to be the preferred industry measurement of net interest income, and that it enhances comparability of net interest income arising from taxable and tax-exempt sources. The most directly comparable financial measure calculated in accordance with GAAP is net interest income. Yield on interest-earning assets (tax-equivalent basis) is the ratio of interest income earned from interest-earning assets, adjusted on a tax-equivalent basis, and average interest-earning assets. The yield for investment securities is based on amortized cost and does not give effect to changes in fair value that are reflected in Accumulated Other Comprehensive Income / Loss (“AOCI”). The most directly comparable financial measure in accordance with GAAP is yield on interest-earning assets. Net interest spread (tax-equivalent basis) is the difference in the average yield on average earning assets on a tax-equivalent basis and the average rate paid on average interest-bearing liabilities. The most directly comparable financial measure calculated in accordance with GAAP is net interest spread. Net interest margin (tax-equivalent basis) is the ratio of net interest income (tax-equivalent basis) to average earning assets. The most directly comparable financial measure in accordance with GAAP is net interest margin.

Book value per share excluding Accumulated Other Comprehensive Income / Loss. We calculate book value per share excluding AOCI as total stockholders’ equity at the end of the relevant period, less AOCI, divided by the outstanding number of our common shares at the end of each period. The most directly comparable GAAP financial measure is book value per share. We provide the book value per share excluding AOCI in addition to those defined by banking regulators because we believe it is important to evaluate the balance sheet both before and after the effects of unrealized amounts associated with mark-to-market adjustments on available-for-sale investment securities.

Tangible book value per share. Tangible book value per share is a non-GAAP financial measure. We calculate tangible book value per share as total stockholders’ equity at the end of the relevant period, less goodwill and other intangible assets, divided by the outstanding number of our common shares at the end of each period. The most directly comparable GAAP financial measure is book value per share. We had no goodwill or other intangible assets as of any of the dates indicated. As a result, tangible book value per share is the same as book value per share as of each of the dates indicated. We provide the tangible book value per share in addition to those defined by banking regulators because of its widespread use by investors as a means to evaluate capital adequacy.

These non-GAAP financial measures should not be considered alternatives to GAAP-basis financial statements, and other bank holding companies may define these non-GAAP measures or similar measures differently.

Refer to “Reconciliation of Non-GAAP Financial Measures” below.

About Mid-Southern Bancorp, Inc.

Mid-Southern Savings Bank, FSB is a federally chartered savings bank headquartered in Salem, Indiana, approximately 40 miles northwest of Louisville, Kentucky. The Bank conducts business from its main office in Salem and through its branch offices located in Mitchell and Orleans, Indiana and loan production offices located in New Albany, Indiana and Louisville, Kentucky.

Mid-Southern Bancorp, Inc.

February 21, 2023

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include the effect of the COVID-19 pandemic; changes to the real estate and economic environment, particularly in the market areas in which the Bank operates; increased competitive pressures; changes in the interest rate environment; general economic conditions or conditions within the securities markets; and legislative and regulatory changes affecting financial institutions, including regulatory compliance costs and capital requirements that could adversely affect the business in which the Company and the Bank are engaged; and other factors described in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission that are available on our website at mid-southern.com and on the SEC’s website at www.sec.gov.

The factors listed above could materially affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

Except as required by applicable law, the Company does not undertake and specifically declines any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. When considering forward-looking statements, you should keep in mind these risks and uncertainties. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made.

Mid-Southern Bancorp, Inc.

February 21, 2023

MID-SOUTHERN BANCORP, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited)

(Dollars in thousands, except per share information)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
OPERATING DATA	2022	2021	2022	2021

Total interest income	$2,487	$1,939	$8,817	$7,582
Total interest expense	501	150	1,118	651
Net interest income	1,986	1,789	7,699	6,931
Provision (recapture) for loan losses	—	(120)	135	(120)
Net interest income after provision for loan losses	1,986	1,909	7,564	7,051
Total non-interest income	304	320	1,248	1,220
Total non-interest expense	1,912	1,841	6,840	6,596
Income before income taxes	378	388	1,972	1,675
Income tax expense	2	11	91	67
Net income	$376	$377	$1,881	$1,608

Net income per share attributable to common shareholders:
Basic	$0.14	$0.13	$0.69	$0.55
Diluted	$0.14	$0.13	$0.69	$0.55

Weighted average common shares outstanding:
Basic	2,692,105	2,817,379	2,725,980	2,906,728
Diluted	2,697,890	2,829,082	2,730,739	2,916,661

	December 31,	December 31,
BALANCE SHEET INFORMATION	2022	2021

Cash and cash equivalents	$5,684	$16,379
Investment securities	105,368	107,314
Loans, net	144,379	122,568
Interest-earning assets	257,922	247,184
Total assets	269,218	254,260
Deposits	206,064	196,884
Borrowings	29,000	10,000
Stockholders' equity	33,322	46,529

Common stock shares outstanding	2,885,039	3,016,653

Book value per share (1)	11.55	15.42
Book value per share excluding AOCI (2)	15.30	14.73
Tangible book value per share (3)	11.55	15.42
Non-performing assets:
Nonaccrual loans	732	753
Accruing loans past due 90 days or more	—	—
Foreclosed real estate	—	—
Troubled debt restructurings on accrual status	700	786

Mid-Southern Bancorp, Inc.

February 21, 2023

OTHER FINANCIAL DATA

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Performance ratios:	2022	2021	2022	2021

Cash dividends per share	$0.06	$0.04	$0.18	$0.13
Return on average assets (annualized)	0.57%	0.59%	0.71%	0.65%
Return on average stockholders' equity (annualized)	4.82%	3.27%	5.07%	3.36%
Net interest margin (tax-equivalent basis) (4)	3.12%	3.08%	3.10%	3.09%
Interest rate spread (tax-equivalent basis) (4)	2.89%	2.99%	2.97%	2.98%
Efficiency ratio	83.5%	87.3%	76.5%	80.9%
Average interest-earning assets to average interest-bearing liabilities	131.0%	135.8%	132.7%	137.7%
Average stockholders' equity to average assets	11.8%	18.1%	14.1%	19.3%
Stockholders' equity to total assets at end of period			12.4%	18.3%

	December 31,	December 31,
Capital ratios: (5)	2022	2021

Community Bank Leverage Ratio	15.4%	16.3%

	December 31,	December 31,
Asset quality ratios:	2022	2021

Allowance for loan losses as a percent of total loans	1.2%	1.2%
Allowance for loan losses as percent of non-performing loans	231.1%	202.3%
Net charge-offs (recoveries) to average outstanding loans during the period (annualized)	0.0%	0.0%
Non-performing loans as a percent of total loans	0.5%	0.6%
Non-performing assets as a percent of total assets	0.3%	0.3%

(1) - We calculate book value per share as total stockholders’ equity at the end of the relevant period divided by the outstanding number of our common shares at the end of each period.

(2) - Book value per share excluding Accumulated Other Comprehensive Income / Loss (“AOCI”) is a non-GAAP financial measure. We calculate book value per share excluding AOCI as total stockholders’ equity at the end of the relevant period, less AOCI, divided by the outstanding number of our common shares at the end of each period. The most directly comparable GAAP financial measure is book value per share. We provide the book value per share excluding AOCI in addition to those defined by banking regulators because we believe it is important to evaluate the balance sheet both before and after the effects of unrealized amounts associated with mark-to-market adjustments on available-for-sale investment securities. Refer to “Reconciliation of Non-GAAP Financial Measures” below.

(3) - Tangible book value per share is a non-GAAP financial measure. We calculate tangible book value per share as total stockholders’ equity at the end of the relevant period, less goodwill and other intangible assets, divided by the outstanding number of our common shares at the end of each period. The most directly comparable GAAP financial measure is book value per share. We had no goodwill or other intangible assets as of any of the dates indicated. As a result, tangible book value per share is the same as book value per share as of each of the dates indicated. We provide the tangible book value per share in addition to those defined by banking regulators because of its widespread use by investors as a means to evaluate capital adequacy.

(4) - Net interest margin on a tax-equivalent basis and interest rate spread on a tax-equivalent basis are non-GAAP financial measures.  We calculate these measures on a tax-equivalent basis to adjust for the tax-favored status of interest income from loans and investments and believe these measures are the preferred industry measurement and enhance comparability of interest income arising from taxable and tax-exempt sources. Net interest margin on a tax-equivalent basis is net interest income on a tax-equivalent basis divided by average interest-earning assets. The most directly comparable financial measure calculated in accordance with GAAP is net interest margin. Net interest spread on a tax-equivalent basis is the difference in the yield on average interest-earning assets on a tax-equivalent basis and the average rate paid on average interest-bearing liabilities. The yield for investment securities is based on amortized cost and does not give effect to changes in fair value that are reflected in AOCI. The most directly comparable financial measure calculated in accordance with GAAP is net interest spread. The most directly comparable financial measures calculated in accordance with GAAP is net interest margin and interest rate spread. Refer to “Reconciliation of Non-GAAP Financial Measures” below.

(5) - Effective January 1, 2020, the Bank elected to use the CBLR, as provided by the Economic Growth, Regulatory Relief, and Consumer Protection Act (the “Act”). The Act contains a number of provisions extending regulatory relief to banks and savings institutions and their holding companies.  A bank or savings institution that elects to use the CBLR will generally be considered well-capitalized and to have met the risk-based and leverage capital requirements of the capital regulations if it has a leverage ratio greater than 9.0% (adjusted to 8.5% effective January 1, 2021, returning to 9.0% effective January 1, 2022).

Mid-Southern Bancorp, Inc.

February 21, 2023

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	December 31,	December 31,
Book value per share excluding AOCI:	2022	2021

Stockholders' equity	$33,322	$46,529
Adjustments:
Accumulated other comprehensive income (loss)	(10,831)	2,096
Stockholders' equity excluding AOCI	$44,153	$44,433

Common stock shares outstanding	2,885,039	3,016,653

Book value per share	$11.55	$15.42
Less: effect of accumulated other comprehensive income (loss)	(3.75)	0.69
Book value per share excluding AOCI	$15.30	$14.73

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Net interest income, yield on interest-earning assets, net interest spread, net interest margin (tax-equivalent basis):	2022	2021	2022	2021

Net interest income (GAAP)	$1,986	$1,789	$7,699	$6,931
Tax-equivalent adjustments: (1)
Loans	1	—	6	6
Tax-exempt investment securities	114	103	441	403
Net interest income (tax-equivalent basis)	$2,101	$1,892	$8,146	$7,340

Average interest-earning assets (2)	$269,125	$245,699	$262,584	$237,695

Yield on interest-earning assets (2)	3.70%	3.16%	3.36%	3.19%
Yield on interest-earning assets (tax-equivalent basis) (2)	3.87%	3.32%	3.53%	3.36%

Net interest spread (2)	2.72%	2.83%	2.80%	2.81%
Net interest spread (tax-equivalent basis) (2)	2.89%	2.99%	2.97%	2.98%

Net interest margin (2)	2.95%	2.91%	2.93%	2.92%
Net interest margin (tax-equivalent basis) (2)	3.12%	3.08%	3.10%	3.09%

(1) - Tax-exempt income has been adjusted to a tax-equivalent basis using the federal marginal tax rate of 21% for 2022 and 2021.

(2) - Investment securities are based on amortized cost and do not give effect to changes in fair value that are reflected in AOCI.